Exhibit 99

Host America Installs LightMasterPlus® in Manufacturing Plant

Hamden, CT, May 11, 2005 – Host America Corporation (NASDAQ-CAFE) announced today that its energy division, RS Services, Inc., has completed the installation of its LightMasterPlus® controller into a 60,000 square foot assembly plant in Salado, TX, saving 150,000 – 200,000 KWH per year, a less than two year return on investment for the customer.  The job is valued at approximately $45,000 for this lighting project.  This is the Company’s second assembly plant installation in addition to other retail and office building installations.  A previous installation of a LightMasterPlus® in a food assembly plant in Connecticut is receiving energy savings of 19% on their existing fluorescent lighting system.

“The fact that we can now provide the same visible light with no detectable reduction in brightness, where light is critical and save our customers money is significant.  Interest in our product has increased since being successfully tested by the Department of Energy,” said Geoffrey Ramsey, CEO.  (See Press Release dated April 7, 2005 regarding Department of Energy Test Results)  “We believe our major markets for the LightMasterPlus® will be the big box retail stores as well as office buildings.  We currently have two additional installations for the LightMasterPlus® underway and will announce them when they are complete.”

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Jim Blackman, PR Financial Marketing, L.L.C. (713) 256-0369 or Mark Miller, East West Network Group (770) 436 - 7429